EXHIBIT 99


                         PEERLESS INDUSTRIAL GROUP, INC.
                            ANNOUNCES POTENTIAL SALE

         MINNEAPOLIS - March 28, 1997 Peerless Industrial Group, Inc. announced today that it is negotiating with a potential buyer who may purchase all of the outstanding common stock of Peerless, and all shares subject to options, warrants and other purchase rights, at a price of $1.67 per share in cash. The proposed acquisition will be subject to a number of conditions, including the negotiation of a definitive merger agreement, the completion of the buyer's due diligence investigation, the availability of debt and equity financing, and the receipt of all governmental and other consents and approvals. While the company is engaged in discussions with the potential buyer, there can be no assurance that an acquisition will occur.

         Peerless Industrial Group is a manufacturer of commercial and industrial chain and wire-form products for the retail, commercial/industrial and original equipment manufacturing markets. It was formed after Discus Acquisition Corporation, a holding company created with the proceeds of the sale of 10 Fuddruckers restaurants, acquired Peerless Chain Company of Winona, Minnesota, in December 1995.

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